Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Defense Industries International, Inc. and Subsidiaries

We consent to the inclusion in the foregoing Registration Statement on Post-Effective Amendment No. 4 to Form SB-2, File No. 333-128011, of our report dated April 20, 2006, relating to the consolidated financial statements of Defense Industries International, Inc. and Subsidiaries as of and for the year ended December 31, 2005, which also appears in the Defense Industries International, Inc. Annual Report on Form 10-KSB, for the year ended December 31, 2006 filed with the Securities and Exchange Commission on April 9, 2007. We also consent to the reference to our firm under the heading “Experts” in such prospectus

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
April 25, 2007